Exhibit 99.1

For Release November 12, 2004—1:30 p.m. PST	Contact: Daniel G. Byrne
(509) 458-3711

STERLING FINANCIAL CORPORATION OF SPOKANE, WASHINGTON,

ANNOUNCES REDEMPTION OF

STERLING FINANCIAL CORPORATION FLOATING RATE NOTES DUE 2006

Spokane, Washington—November 12, 2004—Sterling Financial Corporation (NASDAQ: STSA) today announced the calling for redemption of the Sterling Financial Corporation Floating Rate Notes Due June 15, 2006 (the “Securities”).  The Securities will be redeemed on December 15, 2004 at 100% of the $30,000,000 aggregate principle thereof, plus accrued and unpaid interest.

Deutsche Bank Trust Company Americas will be contacting the Holders of Securities with Notification of Full Redemption, which will include the delivery instructions for redemption of the Securities.  On and after the redemption date, interest on the Securities shall cease to accrue, the Securities will no longer be deemed outstanding and all rights with respect thereto will cease, except the rights of the holders to receive the redemption price.

ABOUT STERLING

Sterling Financial Corporation of Spokane, Washington, is a unitary savings and loan holding company, which owns Sterling Savings Bank (“Sterling Savings”).  Sterling Savings is a Washington State-chartered, federally insured stock savings association, which opened in April 1983.  Sterling Savings, based in Spokane, Washington, has branches throughout Washington, Oregon, Idaho and Montana.  Through Sterling Savings Bank’s wholly owned subsidiaries, Action Mortgage Company and INTERVEST-Mortgage Investment Company, it operates loan production offices in Washington, Oregon, Idaho, Arizona and Montana.  Sterling Savings Bank’s subsidiary Harbor Financial Services provides non-bank investments, including mutual funds, variable annuities and tax-deferred annuities and other investment products, through regional representatives throughout Sterling’s branch network.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements, which are not historical facts and pertain to Sterling’s future operating results.  These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements may include, but are not limited to, statements about: (i) the benefits of Sterling’s merger transactions, including future financial and operating results, cost savings, enhancements to revenue and accretion to reported earnings that may be realized from such transactions; and (ii) Sterling’s plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts.  When used in this report, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward-looking statements.  These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond Sterling’s control.  In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.  Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties.  These include but are not limited to: the possibility of adverse economic developments which may, among other things, increase default and delinquency risks in Sterling’s loan portfolios; shifts in interest rates which may result in lower interest rate margins; shifts in the demand for Sterling’s loan and other products; lower-than-expected revenue or cost savings in connection with acquisitions; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment.